EXHIBIT 4.4

                     AMERICAN CAREER CENTERS, INC.

                      CERTIFICATE OF DESIGNATION
                                  of
                 SERIES A CONVERTIBLE PREFERRED STOCK

On February 28, 2002, the Board of Directors (the "Board") of American Career Centers, Inc. (the "Corporation"), acting without a meeting, authorized the classification and issuance of 4,100,000 shares of the Corporation's Preferred Stock as "Series A Convertible Preferred Stock." The remainder of the Corporation's authorized shares of Preferred Stock shall remain unclassified and subject to future designation by the Board.

The Series A Convertible Preferred Stock shall have the characteristics described in the document attached hereto as Exhibit A and entitled "Designation of Series A Convertible Preferred Stock."


/s/ Thomas Krucker
    President and Secretary


                               EXHIBIT A

                            DESIGNATION OF
                 SERIES A CONVERTIBLE PREFERRED STOCK

The following Designation sets forth the specific attributes to be attached to the class of Series A Convertible Preferred Stock (the "Series A Stock") of American Career Centers, Inc., a Nevada corporation (the "Corporation"), as prescribed by the Board of Directors of the Corporation in accordance with Section 78.195 of the Domestic and Foreign Corporation Laws of the State of Nevada (the "Nevada Corporations Law"):

1.   Voting Rights.   The holders of Series A shall have voting rights
     providing for thirty (30) votes for each share of Series A Stock owned by such holder on all matters that are properly subject to the vote of all holders of common stock of the Corporation.

2.   Liquidation Rights.

     (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of the Series A Stock shall be entitled to be paid out of the assets of the Corporation an amount (the "Liquidation Preference") equal to the product of
          (i) $1.87 for each share of Series A Stock owned by such holder as of the effective date of such liquidation (the "Liquidation Date"), multiplied by (ii) the number of shares of Series
          A Stock owned of record by such holder as of the Liquidation Date (as adjusted for any combinations, splits, recapitalization and the like with respect to such shares in the manner set forth herein).

     (b) After the payment of the full Liquidation Preference as set forth in Section 2(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed among all holders of the Common Stock until such time as they have received, in the aggregate, an amount equal to the total amount of the Liquidation Preference distributed to the holders of the Series A Stock pursuant to Section 2(a) above, which amount shall be distributed to each holder of Common Stock on a pro rata basis in accordance with such Common Stock holder's percentage of ownership of the total number of shares of Common Stock issued by the Corporation and outstanding as of the Liquidation Date.

     (c) Upon completion of the distributions described in Sections 2(a) and 2(b) above, to the extent that there remains any further, undistributed assets of the Corporation, each of the holders of Common Stock and the Series A Stock shall receive, on a pro rata basis in accordance with such Common and Series A Stock holder's percentage of ownership of the total combined number of shares of Common Stock and Series A Stock outstanding as of the Liquidation Date, the remaining amount of undistributed assets of the Corporation available for distribution as of such Liquidation Date.

     (d) The following events shall be considered a "liquidation" under this Section:

          (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation sell or transfer to any other party or parties all or substantially all of the capital stock of the Corporation (an "Acquisition");

          (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer"); or

          (iii)the occurrence of at least one of any of the events described in Sections 78.620 through 78.630, Section 78.650 or 78.655 of the Nevada Corporations Law.

     (e) If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Stock of the Liquidation Preference set forth in Section 2(a) after payment in full of all other outstanding debts, judgments or other obligations of the Corporation as of the Liquidation Date, then such assets shall be distributed among the holders of the Series A Stock at the time outstanding, on a pro rata basis in proportion to the full amounts to which they would otherwise be respectively entitled if the entire amount due and payable pursuant to Section 2(a) above were available for distribution at such time.

3.   Conversion Rights.

     The holders of the Series A Stock shall have the following rights with respect to the conversion of the Series A Stock into thirty
     (30) shares of Common Stock (the "Conversion Rights"):

     (a) Conversion Date. Each Series A Stock shall automatically convert into thirty (30) shares of Common Stock within ten
          (10) days after the earlier to occur of (a) the date that such conversion is requested by the holder of Series A Stock as contemplated herein; (b) the initial public offering of the Common Stock on a registration statement filed with the Securities and Exchange Commission; or (c) the acquisition of all or substantially all of the assets or capital stock of the Company. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

     (b) Conversion Rate. Each share of Series A Stock is convertible, without further consideration from the Holder thereof, into thirty (30) shares of Common Stock.

     (c) Mechanics of Conversion. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Series A Stock to be converted, together with a written document, signed by the holder of Series A Stock, requesting that such conversion be effected.

     (d) Common Stock to be Issued. Upon the conversion of any Series A Stock and upon receipt by the Company or its attorney of a facsimile or original of the holder's signed request for conversion, the Corporation shall issue the applicable stock certificate with restrictive legends as required by applicable law, in the name of the purchaser (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

     (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall within ten days of receipt of notice of intent to convert keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock as shall from time to time by sufficient to effect the conversion of all outstanding shares of the Series A Stock. If after the expiration of the ten day notice the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock. All shares of Common Stock (including a fraction thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, round the fraction up or down, as the case may be, to the nearest whole share.

     (g)  Notices.  Any notice required by the provisions of this
          Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; or, if not, then on the next successive business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation as of the date of such notice.

     (h) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock so converted were registered.

     (i) Other Rights. Except to the extent specifically set forth herein, the holders of the Series A Stock shall be entitled to all of the rights and benefits enjoyed by the holders of the Corporation's Common Stock under its Articles of Incorporation and Bylaws, as the same may be amended from time to time, and under applicable law.

4. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date that the first share of Series A Stock is issued (the "Original Issue Date") the Common Stock issuable upon the conversion of the Series A Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, then, in any such event, without change to the number of Series A Stock owned, (i) the number of shares each holder of Series A Stock shall have the right thereafter to convert into shall be proportionately adjusted, and (ii) the number of votes each holder of Series A Stock is entitled to under Section 1 hereof shall be proportionately adjusted.

5. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any asset transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Stock at least ten (10) days prior to the record date specified therein a notice specifying: (A) the date on which any such record is to be taken for the purpose of such distribution and a description of such distribution; (B) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up.

6. Dividends. The holders of the Series A Stock shall be entitled to receive cumulative non-compounded annual dividends equal to one half of one percent (0.05%) of $1.87 before any dividends are declared or paid on the Company's Common Stock, and before any of the Company's Common Stock is redeemed. The cumulative non-compounded annual dividend shall be paid by the issuance of additional Series A Stock based on $1.87 per share of Series A Stock.